Exhibit 99.1

FOR IMMEDIATE RELEASE

V. Sue Molina Named to Xperi Corporation’s

Board of Directors

SAN JOSE, Calif. (February 7, 2018) – Xperi Corporation (Nasdaq: XPER) (the “Company” or “Xperi”) today announced that V. Sue Molina, CPA, has been appointed to the Company’s board of directors, effective immediately. Previously, Ms. Molina served as a board member at DTS, Inc., a wholly owned subsidiary of the Company, from January 2008 to December 2016, where she served as the chair of the Audit Committee and was a member of the Nominating and Corporate Governance Committee.

Ms. Molina currently serves as the vice chair of the board and member of the Executive and Finance Committees on the Vital Voices Global Partnership board. Up until her retirement in May 2004, she was a tax partner at Deloitte and Touche LLP, where she also served as the national partner in charge of Deloitte’s Initiative for the Retention and Advancement of Women from 2000 to 2004. Additionally, she spent 20 years with Ernst and Young LLP, including her last 10 years as a partner. Ms. Molina has also served as the chair of the Compensation Committee and as a member of the Audit Committee for Sucampo Pharmaceuticals, Inc., and she was the chair of the Audit Committee and a member of the Compensation Committee for the Royal Neighbors of America for nine years. Ms. Molina earned a Bachelor of Science in business administration and a master’s degree in accounting from the University of Arizona.

“It is an honor to join the Xperi board of directors,” said Ms. Molina. “Xperi is uniquely positioned to help shape the future of the consumer electronics industry and I’m eager to work with this talented team to help execute the Company’s long-term vision.”

“Sue’s extensive financial background and her knowledge and oversight experience in the product and technology licensing area will make her an extremely valuable asset to our board of directors,” said Jon Kirchner, CEO of Xperi Corporation. “I look forward to working together to drive Xperi’s continued success.”

The addition of Ms. Molina brings Xperi’s board to eight members. For more information on the Company’s leadership and board of directors, visit the Investor Relations section of the Company’s website at www.investor.xperi.com.

About Xperi Corporation

Xperi Corporation (Nasdaq: XPER) and its brands, DTS, FotoNation, HD Radio, Invensas and Tessera, are dedicated to creating innovative technology solutions that enable extraordinary experiences for people around the world. Xperi’s solutions are licensed by hundreds of leading global partners and have shipped in billions of products in areas including premium audio, automotive, broadcast, computational imaging, computer vision, mobile computing and communications, memory, data storage, and 3D semiconductor interconnect and packaging. For more information, please call 408-321-6000 or visit www.xperi.com.

DTS, FotoNation, HD Radio, Invensas, Xperi and their respective logos are trademarks or registered trademarks of affiliated companies of Xperi Corporation in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

PR Agency Contact:

The Brand Amp

Ariel Rothbard, +1 209-345-6726

ariel@thebrandamp.com

Xperi PR Contact:

Jordan Miller, +1 818-436-1082

jordan.miller@xperi.com

Xperi Investor Relations Contact:

Geri Weinfeld, +1 818-436-1231

geri.weinfeld@xperi.com

SOURCE: XPERI CORPORATION

XPER-G

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